Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:

Media Relations

Brinker International

(800) 775-7290

BRINKER INTERNATIONAL ANNOUNCES UPCOMING CEO TRANSITION

Chili's President Wyman Roberts named CEO and President of Brinker International

DALLAS (Nov. 8, 2012) - The Board of Directors for Brinker International (NYSE: EAT) announced today Wyman Roberts will become CEO and President of Brinker International, effective January 1, 2013. Doug Brooks, 60, will continue to serve as Chairman of the Board through December 2013 to ensure a successful transition of leadership. In addition to his new responsibilities, Roberts will also retain his current role as President of Chili's® Grill & Bar.

"The Board of Directors has worked closely with Doug for an extended period of time on this transition and unanimously supported Wyman's selection as his successor," said Joe DePinto, lead director. "Brinker has been extremely fortunate to have been led by Doug, who skillfully guided the company through challenging times, augmenting what was already a strong culture and turning it into a competitive advantage. Doug leaves his current role as CEO and President with the company on solid footing in an upward trajectory. And in the style of his mentor and company namesake Norman Brinker, Doug surrounded himself with the best and brightest-Wyman Roberts epitomizes that. We have tremendous confidence in Wyman and the leadership team's ability to continue executing our strategic vision and positioning Brinker for continued success."

"I have had the privilege of working closely with Wyman since he joined Brinker seven years ago and have been impressed with his wisdom, insight and tenacity," said Brooks. "I could not be more confident that with his business acumen, vision and wealth of experience, he is the leader to guide Brinker forward in the coming years and continue the momentum currently being enjoyed by both Chili's and Maggiano's. The company is in great hands."

Brinker International is the parent company of restaurant brands Chili's Grill & Bar and Maggiano's Little Italy®. During Brinker's most recent fiscal year, the company reported sales for the system up 2.6%. Brinker brands are enjoying consecutive positive same restaurant sales runs-with Chili's at six consecutive quarters of positive same restaurant sales and both Maggiano's and the International business at 11. Additionally at the end of fiscal 2012, Brinker's stock was at an all-time high, up 900% from its low in December 2008.

During Brooks' 35-year tenure with the company, Brinker has grown from three restaurants in a single state to one of the most successful restaurant companies in the world, with 1,585 restaurants serving more than 1 million guests daily and generating $2.8 billion in annual revenue.

Brooks' service in the role as Chairman of the Board is anticipated to conclude on December 31, 2013. He will continue to serve on the board of directors for Southwest Airlines, Romano's Macaroni Grill, Limbs for Life Foundation and Kenny Can Foundation; and on the professional advisory board of St. Jude Children's Research Hospital.

Roberts was named President of Chili's Grill & Bar in 2009, and has since been responsible for a dramatic re-energizing of almost every aspect of one of America's iconic restaurant brands. As President, he currently oversees all aspects of global and domestic restaurant operations, marketing, franchising, culinary and beverage, and PeopleWorks for the Chili's brand.

Prior to his current role, Roberts served as Brinker's Chief Marketing Officer since 2009 and President of the Maggiano's Little Italy brand from 2005 to 2009. While leading Maggiano's, Wyman established structured guiding principles and a brand identity, creating a strong foundation for the positive momentum Maggiano's is enjoying currently as the brand prepares to return to growth.

Before joining Brinker, Roberts served as Executive Vice President and Chief Marketing Officer for NBC's Universal Parks & Resorts. He is also a 17-year veteran of Darden Restaurants, Inc., where he held numerous senior level positions including Executive Vice President of Marketing for the Red Lobster brand.

Brinker International, Inc. (NYSE: EAT), is one of the world's leading casual dining restaurant companies, serving more than one million guests daily. Founded in 1975 and based in Dallas, Texas, Brinker owns or franchises 1,585 restaurants under the names Chili's® Grill & Bar (1,540 restaurants) and Maggiano's Little Italy® (45 restaurants). Brinker also holds a minority investment in Romano's Macaroni Grill®. For more information, visit www.brinker.com.

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